AMENDMENT OF SOLICITATION/MODIFICATION OF CONTRACT				1. CONTRACT ID CODE	PAGE OF PAGES
				1	2
2. AMENDMENT/MODIFICATION NO. 0023		3. EFFECTIVE DATE See Block 16C	4. REQUISITION/PURCHASE REQ. NO.	5. PROJECT NO. (If applicable)
6. ISSUED BY CODE		ASPR-BARDA	7. ADMINISTERED BY (If other than Item 6) CODE		ASPR-BARDA
ASPR-BARDA 200 Independence Ave., S.W. Room 640-G Washington DC 20201			ASPR-BARDA 200 Independence Ave., S.W. Room 638-G Washington DC 20201
8. NAME AND ADDRESS OF CONTRACTOR (No., street, county, State and ZIP Code)			(X)	9A. AMENDMENT OF SOLICITATION NO.
ACHAOGEN, INC. 1361331 ACHAOGEN, INC. 7000 SHORELINE 7000 SHORELINE CT STE 371 SOUTH SAN FRANCISCO CA 940801957
9B. DATED (SEE ITEM 11)
			X	10A. MODIFICATION OF CONTRACT/ORDER NO. HHSO100201000046C
CODE 1361331	FACILITY CODE			10B. DATED (SEE ITEM 13) 09/01/2010
11. THIS ITEM ONLY APPLIES TO AMENDMENTS OF SOLICITATIONS
☐ The above numbered solicitation is amended as set forth in Item 14. The hour and date specified for receipt of Offers				☐ is extended	☐ is not extended

Offers must acknowledge receipt of this amendment prior to the hour and date specified in the solicitation or as amended, by one of the following methods: (a) By completing
Items 8 and 15, and returning _______________ copies of the amendment; (b) By acknowledging receipt of this amendment on each copy of the offer submitted; or (c) By separate letter or telegram which includes a reference to the solicitation and amendment numbers. FAILURE OF YOUR ACKNOWLEDGEMENT TO BE RECEIVED AT
THE PLACE DESIGNATED FOR THE RECEIPT OF OFFERS PRIOR TO THE HOUR AND DATE SPECIFIED MAY RESULT IN REJECTION OF YOUR OFFER. If by
virtue of this amendment you desire to change an offer already submitted, such change may be made by telegram or letter, provided each telegram or letter makes reference to the solicitation and this amendment, and is received prior to the opening hour and date specified.

12. ACCOUNTING AND APPROPRIATION DATA (If required) See Schedule
13. THIS ITEM ONLY APPLIES TO MODIFICATION OF CONTRACTS/ORDERS. IT MODIFIES THE CONTRACT/ORDER NO. AS DESCRIBED IN ITEM 14.
CHECK ONE	A. THIS CHANGE ORDER IS ISSUED PURSUANT TO: (Specify authority) THE CHANGES SET FORTH IN ITEM 14 ARE MADE IN THE CONTRACT ORDER NO. IN ITEM 10A.

B. THE ABOVE NUMBERED CONTRACT/ORDER IS MODIFIED TO REFLECT THE ADMINISTRATIVE CHANGES (such as changes in paying office, appropriation date. etc.) SET FORTH IN ITEM 14, PURSUANT TO THE AUTHORITY OF FAR 43.103(b).

C. THIS SUPPLEMENTAL AGREEMENT IS ENTERED INTO PURSUANT TO AUTHORITY OF:
X	D. OTHER (Specify type of modification and authority) Bilateral: Mutual Agreement of the Parties.
E. IMPORTANT:	Contractor	☐ is not	☒ is required to sign this document and return 2 copies to the issuing office.
14. DESCRIPTION OF AMENDMENT/MODIFICATION (Organized by UCF section headings, including solicitation/contract subject matter where feasible.)
Tax ID Number: 68-0533693
DUNS Number: 167293153
A. The purpose of this bi-lateral no-cost modification is to incorporate the following changes into the contract:
1. Article B.4.b., Travel Costs, is hereby revised to increase the Option 2 domestic travel ceiling to [***].
2. All references in the contract to the Contracting Officer’s Representative (COR) and the Alternate COR are hereby deleted and replaced with the following:
Continued…

Except as provided herein, all terms and conditions of the document referenced in Item 9A or 10A, as heretofore changed, remains unchanged and in full force and effect.
15A. NAME AND TITLE OF SIGNER (Type or print) KENNETH HILLAN, CEO			16A. NAME AND TITLE OF CONTRACTING OFFICER (Type or print) THOMAS P. HASTINGS
15B. CONTRACTOR/OFFEROR /s/ Kenneth Hillan (Signature of person authorized to sign)		15C. DATE SIGNED 2/11/16	16B. UNITED STATES OF AMERICA /s/ Thomas P. Hastings (Signature of Contracting Officer)		16C. DATE SIGNED 2/12/16
NSN 7540-01-152-8070 Previous edition unusable				STANDARD FORM 30 (REV. 10-83) Prescribed by GSA FAR (48 CFR) 53.243

[***]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED HHSO100201000046C/0023				PAGE OF
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NAME OF OFFEROR OR CONTRACTOR ACHAOGEN, INC. 1361331
ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)
Brian Tse, PhD
Contracting Officer’s Representative
Biomedical Advanced Research and Development Authority (BARDA)
Office of the Assistant Secretary for Preparedness and Response (ASPR)
Department of Health and Human Services (DHHS)
Office: 202-205-8235
Cell: [***]
Email: Brian.Tse@hhs.gov

Chris Houchens, PhD
Alternate Contracting Officer’s Representative
Biomedical Advanced Research and Development Authority (BARDA)
Office of the Assistant Secretary for Preparedness and Response (ASPR)
Department of Health and Human Services (DHHS)
Office: 202-205-3633
Cell: [***]
Email: Christopher.Houchens@hhs.gov

3.    The Statement of Work, dated April 2, 2015, is hereby deleted and replaced with the attached Statement of Work, dated February 11, 2016.
B.    The estimated Achaogen Cost Sharing Amount under CLIN 0003/Option 2 remains unchanged at [***]. The Estimated USG Cost remains unchanged at [***]. All other terms and conditions of the contract remain unchanged.
Period of Performance: 09/19/2010 to 11/15/2017

[***]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

BAA BARDA-09-34
Advanced Research and Development of Chemical, Biological, Radiological, and Nuclear Medical Countermeasures

HHSO100201000046C

ACHN-490: A NOVEL, BROAD SPRECTRUM “NEOGLYCOSIDE” ANTIBIOTIC FOR THE TREATMENT OF RESISTANT THREAT AGENTS

Contractual Statement of Work

1. Preamble

Independently and not as an agency of the Government, the Contractor shall be required to furnish all the necessary services, qualified personnel, material, equipment, and facilities, not otherwise provided by the Government, as needed to perform the Statement of Work submitted in response to the Broad Agency Announcement (BAA) BARDA 09-34.

Government reserves the right to modify the milestones, progress, schedule, budget, or product to add or delete products, process, or schedules as need may arise. Because of the nature of this (R&D) contract and complexities inherent in this and prior programs, at designated milestones the Government will evaluate whether work should be redirected, removed, or whether schedule or budget adjustments should be made. The Government reserves the right to change product, process, schedule, or events to add or delete part or all of these elements as the need arises.

1.1	Overall Objectives and Scope
The overall objective of this contract is to advance the development of ACHN-490 [also called Plazomicin since 2011] as a broad-spectrum therapeutic in an injectable formulation for the treatment of bacterial threat agent infection, including Y. pestis and F. tularenisis or others, as directed by BARDA. The scope of work for this contract includes preclinical, clinical and manufacturing development activities that fall into the following areas: [***]; and all associated regulatory, quality assurance, management, and administrative activities.

2. INTEGRATED PRODUCT DEVELOPMENT PLAN

The contractor shall carry out the following tasks and subtasks, by stage, and in accordance with an agreed upon Integrated Product Development Plan (IPDP) which shall further detail the conduct of the specific tasks and subtasks.

2.1. [***]
[***]

2.5	Project Management. The Contractor shall provide for the following as outlined below and in the contract deliverables list (reference),:
2.5.1    The overall management, integration and coordination of all contract activities, including a technical and administrative infrastructure to ensure the efficient planning, initiation, implementation, and direction of all contract activities;
2.5.2    A Principal Investigator (PI) responsible for project management, communication, tracking, monitoring and reporting on status and progress, and recommending modification to the project requirements and timelines, including projects undertaken by subcontractors; The contract deliverables list (reference), identifies all contract deliverables and reporting requirements for this contract

[***]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5.3    Project Manager(s) with responsibility for monitoring and tracking day-to-day progress and timelines, coordinating communication and project activities; costs incurred; and program management; The contract deliverables list (reference), identifies all contract deliverables and reporting requirements for this contract
2.5.4    A BARDA Liaison with responsibility for effective communication with the Project Officer and Contracting Officer.
2.5.5    Administrative and legal staff to provide development of compliant subcontracts, consulting, and other legal agreements, and ensure timely acquisition of all proprietary rights, including IP rights, and reporting all inventions made in the performance of the project; and
2.5.6    Administrative staff with responsibility for financial management and reporting on all activities conducted by the Contractor and any subcontractors.
2.5.7     Integrated Master Plan: The Contractor provided an Integrated Master Project Plan (including tabular and Gantt forms) to BARDA that clearly indicates the critical path. The Integrated Master Project Plan shall be incorporated into the contract, and will be used to monitor performance of the contract.
2.5.8    Critical Path Milestones: The Integrated Master Project Plan outlines key, critical path milestones, with “go/no go” decision criteria (entrance and exit criteria for each phase of the project). The project plan should include, but not be limited to, milestones in manufacturing, non-clinical and clinical studies, and regulatory submissions.
2.5.9    Work Breakdown Structure:     The Contractor shall delineate the Contract Work Breakdown Structure (CWBS) to Level 5 as part of their Integrated Master Project Plan.  The CWBS shall follow a BARDA supplied structure to Level 3.  BARDA may require Contractor to furnish WBS data at the work package level or at a lower level if there is significant complexity and risk associated with the task.
2.5.10    Risk Management Plan: The Contractor shall develop a risk management plan highlighting potential problems and/or issues that may arise during the life of the contract, their impact on cost, schedule and performance, and appropriate remediation plans. This plan should reference relevant WBS elements where appropriate.
2.5.11    Earned Value Management System Plan: Subject to the requirements under HHSAR Clause 352.234-3, the Contractor shall use principles of Earned Value Management System (EVMS) in the management of this contract. The Seven Principles are:

I.	Plan all work scope for the program to completion.

II.	Break down the program work scope into finite pieces that can be assigned to a responsible person or organization for control of technical, schedule, and cost objectives.

III.	Integrate program work scope, schedule, and cost objectives into a performance measurement baseline plan against which accomplishments may be measured. Control Changes to the baseline.

IV.	Use actual cost incurred and recorded in accomplishing the work performed.

V.	Objectively assess accomplishments at the work performance level.

VI.	Analyze significant variances from the plan, forecast impacts, and prepare an estimate at completion based on performance to date and work to be performed.

VII.	Use earned value information in the company’s management processes.

Elements of EVMS shall be applied to all Cost Plus Fixed Fee CLINs as part of the Integrated Master Project Plan, the Contractor shall submit a written summary of the management procedures that it will establish, maintain and use to comply with EVMS requirements to include the following topics:

2.5.12    Integrated Baseline Review:     The Contractor shall submit a plan for an Integrated Baseline Review (IBR) to occur within 90 days of contract award. At the IBR, the Contractor and BARDA shall mutually agree upon the budget, schedule and technical plan baselines (Performance Measurement Baseline). These baselines shall be the basis for monitoring and reporting progress throughout the life of the contract. The IBR is conducted to achieve confidence that the baselines accurately capture the entire technical scope of work, are consistent with contract schedule requirements, are reasonably and logically planned, and have adequate resources assigned. The goals of the IBR are as follows:

i.	Jointly assess areas such as the Contractor’s planning for complete coverage of the SOW, logical scheduling of the work activities, adequate resources, and identification of inherent risks

ii.	Confirm the integrity of the Performance Measurement Baseline (PMB)

iii.	Foster the use of EVM as a means of communication

iv.	Provide confidence in the validity of Contractor reporting

v.	Identify risks associated with the PMB

vi.	Present any revised PMBs for approval

2.5.13    Integrated Master Schedule:     The Contractor shall deliver an initial program level Integrated Master Schedule (IMS) that rolls up all time-phased WBS elements down to the activity level. This IMS shall include the dependencies that exist between tasks. This IMS will be agreed to and finalized at the IBR. DI-MGMT-81650 may be referenced as guidance in creation of the IMS (see http://www.acq.osd.mil/pm/).
2.5.14    Monthly Performance Metrics Report: The Contractor shall deliver an Earned Value Contract Performance Report on a Monthly basis. Contractor will provide a monthly Contract Performance Report (CPR) at an agreed upon reporting level using the BARDA provided WBS and a Variance Analysis Report. Contractor will report EVM data on all CLINs. EV Variance thresholds will be +/- 10%. In conjunction with the CPR, the Contractor shall provide a quarterly update to the IMS with up to date performance data and should include actual start/finish and projected start/finish dates.

2.6    Regulatory Compliance. The Contractor shall manage the ACHN-490 IND and shall be responsible for:
2.6.1    Preparing materials for and requesting, scheduling and participating in all meetings with the FDA and other global regulatory agencies, including meetings to review IND, EUA and/or all other data packages;
2.6.2    Providing the dates and times of any meeting with the FDA and other global regulatory agencies to BARDA and make arrangements for appropriate BARDA staff to attend FDA meetings;
2.6.3    Providing BARDA with (i) the initial draft minutes and final draft minutes of any formal meeting with the FDA; (ii) final draft minutes of any informal meeting with the FDA and other global regulatory agencies; and (iii) five business days to review and comment upon any documents to be submitted to the FDA; and
2.6.4    Submitting all documentation to the FDA and other global regulatory agencies in a timely manner, consistent with timelines set out in the contract and by the FDA and other global regulatory agencies.

2.7	Quality Assurance. The Contractor shall:
2.7.1    Provide any relevant SOPs upon request from Project Officer/Contracting Officer;
2.7.2    Ensure strict adherence to FDA regulations and guidance, including requirements for the conduct of animal studies and assays under GLP, the manufacturing of the therapeutic candidate under cGMP, and the conduct of clinical trials under GCP standards (as defined by 21 CFR §312 and ICH Guidelines document E6). The Contractor shall maintain quality assurance documentation of support adherence in these areas; and
2.7.3    Arrange for independent audits, as needed or as requested by the Project Officer. Audits may be requested to assure that Contractor and/or subcontractor facilities and all planned procedures meet FDA regulations and guidance required for GLP, cGMP and GCP standards. In addition, the Contractor shall provide interim and final audit reports to the Project Office and the Contracting Officer within thirty (30) calendar days of the completion of the audit. The Contractor agrees that BARDA may conduct independent audits of the Contractor and its subcontractors as needed to evaluate compliance with the FDA regulations and guidance, including those required to meet GLP, cGMP or GCP standards.

2.8    Facilities, Equipment and Other Resources. The Contractor shall provide equipment, facilities and other resources required for the implementation of the IPDP, such as the equipment and facilities, training and resources to comply with all Federal and HHS regulations in:
2.8.1    The humane care and use of vertebrate animals;
2.8.2    The handling, storage and shipping of potentially dangerous biological and chemical agents, including Select agents under biosafety levels required for working with the biological agents under study;
2.8.3    The production, characterization, and release testing of active pharmaceutical ingredient and final drug product under cGMP;
2.8.4    The design and conduct of NDA-enabling non-clinical studies under GLP; and
2.8.5    The design and conduct of clinical trials in humans under GCP.

2.9	Security. The contractor shall provide for:
2.9.1    The establishment of a comprehensive security program that provides a security plan for the overall protection of personnel, information, data, and facilities;
2.9.2    Security administration, as an element of the security program that addresses threat and risk assessments and related policies and procedures for personnel security, physical security, information security, information technology; and
2.9.3    Security management, as an element of the security program that describes each element of security: physical, operations, personnel, information, information technology, transportation; and related training, auditing, and reporting requirements.

2.10	Data Management. The Contractor shall:
2.10.1    Be responsible for the development and implementation of data management and quality control systems/procedures, including transmission, storage, confidentiality, and retrieval of all contract data;
2.10.2    Provide for the statistical design and analysis of data resulting from the research;
2.10.3    Provide raw data or specific analyses of data generated with contract funding to the Project Officer upon request.

2.11	Requirements for Implementing the Integrated Product Development Plan.
2.11.1    Within 14 calendar days of the effective date of the contract, the Contractor shall submit an updated Integrated Product Development Plan (IPDP) to the Project Officer and the Contracting Officer for approval prior to the initiation of any activities related to the implementation of these plans.
2.10.2 Stage Gate Reporting. On completion of a stage of the product development, as defined in the approved IPDP, the Contractor shall prepare and submit to the Project Officer and the Contracting Officer a Stage Gate Report that contains (i) sufficient detail, documentation and analysis to support successful completion of the stage according to the predetermined qualitative and quantitative criteria that were established for Go/No Go decision making; and (ii)

a description of the next stage of product development to be initiated and a request for approval to proceed to the next stage of product development.
2.10.3 Deviations to Integrated Product Development Plan. During the course of contract performance, in response to a need to change the IPDP, the Contractor shall submit a Deviation Report. This report shall request a change in the agreed-upon IPDP and timelines. This report shall include: (i) discussion of the justification/rationale for the proposed change; (ii) options for addressing the needed changes from the approved timelines, including a cost-benefit analysis of each option; and (iii) recommendations for the preferred option that includes a full analysis and discussion of the effect of the change on the entire product development program, timelines, and budget.
3. Other Items
3.1 Contract Review Meetings. The Contractor shall participate in regular meetings to coordinate and oversee the contract effort as directed by the Contracting and Project Officers. Such meetings may include, but are not limited to, meeting of the Contractors and subcontractors to discuss clinical manufacturing progress, product development, product assay development, scale up manufacturing development, clinical sample assays development, preclinical/clinical study designs and regulatory issues; meetings with individual contractors and other HHS officials to discuss the technical, regulatory, and ethical aspects of the program; and meeting with technical consultants to discuss technical data provided by the Contractor.

The Contractor shall participate in bi-weekly teleconferences between the Contractor and subcontractors and BARDA to review technical progress. Teleconferences or additional face-to-face meetings shall be more frequent at the request of BARDA.

3.2 Publications. The Contractor shall submit to the Project Officer for review any manuscript or scientific meeting abstract containing data generated under this contract no less than thirty (30) calendar days for manuscripts and fifteen (15) calendar days before abstract submission for public presentation or publication. The Contractor shall acknowledge contract support in all such publications.

3.3 Press Releases. Press releases shall be considered to include the public release of information to any medium, excluding peer-reviewed scientific publications. The Contractor agrees to accurately and factually represent the work conducted under this contract in all press releases. The contractor shall ensure that the Project Officer has received an advance copy of any press release related to this contract not less than four (4) working days prior to the issuance of the press release.

F.2. REPORTING REQUIREMENTS AND DELIVERABLES

1. Other Contract Deliverables

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
1.	Project Meeting	Bi-Weekly or as amended by CO and PO
The Contractor shall participate in bi-weekly teleconferences with BARDA to discuss the performance of the contract. The Contractor prepares a proposed agenda and shall record, maintain and provide draft-meeting minutes to the Project Officer (PO) for approval. The PO will approve the draft version and distribute the final version to the Contract Officer (CO) and Contractor.

•    Contractor provides agenda 48hrs in advance of meeting to the PO
•    PO approves (with CO concurrence) and distributes agenda
•    Contractor provides meeting minutes within three business days of the meeting
•    PO reviews, comments and approves minutes
1 Electronic Copy to PO and CO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
2.	Monthly, Quarterly and Annual Project Status Report/ Meeting	Monthly reports are due on the 15th of each month, except on months when Quarterly/Annual Technical Progress Reports are due
The Monthly/Quarterly Project/Annual Status Report shall address the items listed below and cross-referenced to the Work Breakdown Structure (WBS), Scope of Work (SOW), Integrated Master Schedule (IMS), Integrated Baseline Review (IBR) report, Earned Value Management (EVM) Cost Performance Reports (CPR), and approval strategy.
1.    A Executive Summary in MS PowerPoint (.ppt) format, highlighting the progress, issues, and relevant activities in manufacturing, non-clinical, clinical, and regulatory. The Executive Summary should be limited to 2-3 pages and highlight critical issues for that reporting period. The Monthly, Quarterly, and Annual Technical Progress Report shall address each of the items below and be cross-referenced to the Critical Path, Integrated Master Schedule (IMS), EVM, WBS/Project Plan and the Risk Mitigation Plan.

2.    Progress in meeting contract milestones - broken out by subtasks within each milestone, overall project assessment, problems encountered and recommended solutions. The reports shall detail the planned progress and actual progress during the period covered, explaining occurrences of any differences between the two, and the corrective steps.
3.    Provide EVM CPR (quarterly) and Updated Risk Management Plan/Register (quarterly)
4.    The reports shall also include a three-month rolling forecast of key planned activities, referencing the WBS/IPDP.
5.    A tracking log of progress on regulatory submissions with the FDA submission number, description of submission, date of submission, status of submission, and next steps shall be updated continuously upon submission for all Biodefense and Non-Biodefense activities supported in part or whole with BARDA funding
6.    Estimated and Actual Expenses: This report shall also have attached either: a) a tabular (excel file) Control Account Plan report generated from MPM; or b) an unofficial CPR Form 1. This section of the report shall also contain estimates for the subcontractors' expenses from the previous month if the subcontractor did not submit a bill in the previous month. Estimates shall be listed for each subcontractor. If the subcontractor(s) was not working or did not incur any costs in the previous month, then a statement to this effect should be included in this report for those respective subcontractors. This section should also include a summary of any cost savings identified by the contractor as part of the 5% cost savings initiative.
7.    Contractor shall identify the itinerary for the quarterly site visits (quarterly)

Monthly Reports:
•    Contractor provides Monthly Status Report deliverables on the 15th of each month via email/CD/e-room upload
•    PO and CO will review Monthly Reports with the Contractor and provide feedback

Quarterly Meeting:
•    Contractor provides Quarterly Status Report five business days prior to meeting. This report is an expanded version of the Monthly Status Report
•    Contractor shall identify itinerary for the quarterly site visits
•    Contractor provides agenda to the PO 48hr in advance of meeting
•    PO approves (with CO concurrence) and distributes agenda
•    Contractor provides meeting minutes within three business days of the meeting
•    PO reviews, comments and approves minutes

Annual Meeting:
•    Contractor provides Annual Project Status Report deliverables five business days prior to meeting. The annual report should also include information from the annual meeting due 15 business days after the meeting. A draft report including .ppt slides should be provided 5 business days prior to the meeting.
•    Contractor shall ensure that the board of directors is available to meet with BARDA. BARDA reserves the right to meet with the Contractor’s board of directors once a year to discuss the contract
•    PO approves (with CO concurrence) and distributes agenda
•    PO approves (with CO concurrence) all meeting material
•    Contractor provides meeting minutes within three business days
•    PO reviews, comments and approves minutes
•    Contractor provides a FINAL annual report within 15 business days after the conclusion of the annual meeting. PO (with CO concurrence) reviews, comments and approves FINAL Annual Report
•    BARDA and Contractor shall participate in an in-process review
1 Electronic Copy to PO and CO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
3.	Integrated Baseline Review (IBR)	Within 90 days of contract award
The IBR Report shall address each of the items listed below and be cross-referenced to the WBS, SOW, IMS and approval strategy.
1.    Contractor provides baseline proposal and PowerPoint brief
2.    A description of the work scope through control account Work Authorization Documents (WADs)
3.    Template for Work Packages
4.    Integrated Master Schedule (IMS) with the inclusion of agreed major milestones and control account plans (CAP) for all control accounts
5.    Baseline revision documentation and program logs (s) risk register.

•    Contractor provides baseline proposal, .ppt briefing, 10 business days prior to meeting
•    Contractor provides agenda to the PO 48hr in advance of meeting
•    PO approves (with CO concurrence) and distributes agenda
•    PO approves (with CO concurrence) all meeting material
•    Contractor provides minutes within 48hr of the meeting
•    PO reviews and approves minutes
•    BARDA will review documentation and provide written comments and questions to Contractor
•    Contractor shall address BARDA’s comments and resubmit IBR for BARDA approval within 10 business days
1 Electronic Copy to PO and CO
4.	Integrated Master Plan	30 days following contract award and updated quarterly
Integrated Master Plan (aka Integrated Product Development Plan) including WBS, critical path milestones and Earned Value Management Plan

Contractor has the option to combine details from the IMP with the WBS Dictionary (#6) in a single document, updated quarterly. Details include: milestones matched to planned EVM measurements; completion criteria; success criteria; assignments of responsible lead personnel for milestones, or for oversight of subcontractor effort required to meet milestones; and dependencies that cross reference to the Risk Management Plan

•    Contractor shall provide all the Integrated Master Plan deliverables 30 days following contract award, and thereafter on the 15th of each month. Deliverable should be included in the Quarterly or Annual Project Status Reports,
•    BARDA shall provide Contractor with a written list of concerns in response to Contractor’s submitted Integrated Master Plan, and the Contractor must address in writing all concerns raised by BARDA within twenty business days of Contractor’s receipt of this list of concerns.

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
5.	Risk Management Plan	90 days following contract award and updated quarterly (additional submissions as requested by CO or PO)
The Contractor will provide a Risk Management Plan that outlines the impacts of each risk in relation to the cost, schedule and performance objectives. The Risk Management Plan will include risk mitigation strategies. Each risk mitigation strategy will capture how the corrective action will reduce impacts on cost, schedule and performance.

•    Contractor shall provide a Risk Management Plan 90 days following contract award and update on the 15th of each Quarter in their Quarterly or Annual Project Status Reports
•    BARDA shall provide Contractor with a written list of concerns in response to Contractor’s submitted Risk Management Plan, and the Contractor must address in writing all concerns raised by BARDA within twenty business days of Contractor’s receipt of this list of concerns.
1 Electronic Copy to PO and CO
6.	Program Integrated Master Schedule and WBS Dictionary	The 15th of each quarter (additional submissions as requested by CO or PO)	The Contractor will provide Program Integrated Master Schedule (IMS) and WBS Dictionary with quarterly status updates to reflect changes in schedule, performance, and critical path
•    Contractor shall provide an Integrated Master Schedule on the 15th of each quarter in their quarterly or annual Project Status Reports
•    Integrated Master Schedule shall be in both PDF and Microsoft Project Form
•    BARDA shall provide Contractor with a written list of concerns in response to Contractor’s submitted IMS, and the Contractor must address in writing all concerns raised by BARDA within twenty business days of Contractor’s receipt of this list of concerns.
1 Electronic Copy (PDF and Microsoft Project Schedule (.mmp) format to PO and CO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
7.	EVM / Contract Performance Report	The 30th day of each month covering the prior month (additional submissions as requested by CO or PO)
Contractor will provide a quarterly Contract Performance Report (CPR) at an agreed upon reporting level using the BARDA provided WBS (format 1) and a Variance Analysis Report (format 5). Contractor will report EVM data on all Cost Plus CLINs

Contractor shall provide a CPR/format 1 and Variance Analysis Report/ format 5 on the 30th day of each month covering the prior month
•    Contractor shall provide a PDF of deliverables. BARDA may request, on a quarterly or ad hoc basis that the Contractor provide raw data. BARDA may request additional data at a reporting level or at lower levels, as BARDA deems necessary
•    The Contractor must address in writing all concerns raised by BARDA staff to the satisfaction of BARDA
1 Electronic Copy to PO and CO
8.	Incident Report	Within 24 or 48 hrs of activity or incident
The Contractor shall communicate and document all critical programmatic concerns, risks or potential risks with BARDA within 48 hours . The Contractor shall communicate via email or telephone.

The Contractor shall report to the government any activity or incident that is in violation of established security standards or indicates the loss or theft of government products within 24 hrs of activity or incident. The Contractor shall communicate via email, oral or written communication.

•    Email, Letter to CO Telephone (w/ written follow-up)
•    Written communication with BARDA PO and CO within 48 hrs of Contractor identifying a project risk or potential risk and 24 hrs for Security activities or incident
•    Additional updates within 48 hrs of additional developments, additional information and/or understanding
•    Contractor shall submit within 5 business days a Corrective Action Plan (if necessary) to address any potential security issues
•    If corrective action is required, the Contractor must address concerns raised by BARDA
•    Contractor shall address BARDA’s concerns in writing within 5 business days
1 Electronic Copy PO and CO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
9.	Deviation Request	TBD	Process for changing study protocols and/or the Integrated Master Plan (a.k.a Integrated Product Development Plan)
•    Contractor shall submit a Deviation Request as soon as the Contractor has sufficient data to support the need for a change from the approved study protocols and/or Integrated Master Plan
•    The BARDA CO will review and provide a written response to the Deviation Request.
•    Contractor shall address BARDA’s comments and resubmit the deviation request that addresses BARDA’s comments within 5 business days
•    Contractor shall not proceed with the deviation until BARDA gives its approval
1 Electronic Copy to PO and CO
10.	Draft and Final Technical Progress Report	Draft 20 business days before and Final 10 business days after completion of the POP
A draft of Final Technical Progress Report containing a summation of the work performed and the results obtained for the entire contract period of performance. The draft report shall be duly marked as 'Draft'.

The Final Technical Progress Report incorporating the feedback received from BARDA and containing a summation of the work performed and the results obtained for the entire contract period of performance. This final report shall detail, document and summarize the results of the entire contract. This report shall be in sufficient detail to fully describe the progress achieved under all milestones. The final report shall be duly marked as 'Final'.

•    Contractor shall provide a draft report 20 business days and final 10 business days before completion of the contract period
•    PO provides edits and additional feedback, which Contractor will incorporate into the Final Technical Progress Report
•    The Contractor shall submit one (1) copy of a comprehensive final report to the CO and two (2) copies (one electronically on a CD) to the PO
1 Electronic Copy to PO and CO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
11.	Product Transition Strategy	90 days prior to end of the (base/option) POP
Contractor shall provide a Product Transition Strategy to support transition of the product(s) prior to end of the base and/or option(s) POP. The Product Transition Strategy should provide a strategic plan for further development and/or stockpiling of the product

The transition strategy shall provide options and/or a specific approach for the transition of MCM product for further development, procurement, approval and/or stockpile

•    Contractor shall provide a Product Transition Strategy to support transition of the product(s) 90 days prior to end of the (base/option) POP as an addendum to that Quarter’s Quarterly Project Status Report.
1 Electronic Copy to PO and CO
12.	Decision Gate Presentation	Event Driven Review following completion of a pre-defined stage of product development and prior to initiation of a new stage	Contractor shall provide a presentation following a prescribed template provided by BARDA prior to the Decision Gate Review
•    Contractor shall provide an update to technical progress made towards completion of the Decision Gate and provide the presentation, 10 business days prior to the Decision Gate Review
•    Contractor shall submit written justification of progress towards satisfying Decision Gate criteria
•    After reviewing, the BARDA PO and CO will provide a written response
1 Electronic Copy to PO and CO
13.	Standard Operating Procedures	As requested by PO and CO	Contractor shall provide Standard Operating Procedures (SOPs) to BARDA for review, as they are completed and updated	• Contractor shall submit the Standard Operating Procedures (SOPs) in the form requested by the PO and CO within 15 calendar days of request	1 Electronic Copy to PO and CO
14.	Approval Strategy	Within 90 days of contract award and updated as part of the quarterly report	Contractor shall provide overview of the approval strategy to include all clinical and non-clinical studies	• Contractor will submit proposed clinical and non-clinical strategy to support approval • If corrective action is required, the Contractor must address concerns raised by BARDA	1 Electronic Copy to PO and CO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
15.	Study Protocols	At least 10 business days prior to FDA Submission
Contractor shall provide Pre-Clinical/Non-Clinical/ Clinical Trial Protocols to BARDA for evaluation, prior to FDA submission

(The CO and PO reserves the right to request within the period of performance a non-proprietary Study Protocol for distribution within the United States Government(USG))

•    Contractor will submit proposed protocols to BARDA at least 10 business days prior to FDA submission. If corrective action is required, the Contractor must address in writing all safety, regulatory, ethical, and conflict of interest concerns raised by BARDA to the satisfaction of BARDA before study execution
•    After receiving the corrected documentation, that satisfies BARDA the CO will provide a written Contract Officer Authorization (COA) Letter to the Contractor. This COA provides authorization to the Contractor to execute the specific clinical study funded in part or in whole by BARDA
•    Contractor shall not proceed with any study protocol until BARDA gives its approval
•    Final FDA submissions shall be submitted to BARDA concurrently or no later than one calendar day after its submission to CDER
1 Electronic Copy to PO and CO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
16.	Study Reports	Within 30 (draft) or 60 (final) calendar days after completion of analysis and 15 business days prior to submission to FDA
Contractor shall provide Draft and Final Pre-Clinical/Non-Clinical/Clinical Study Reports to BARDA for review and edits within 30 (draft) or 60 (final) calendar days after completion of analysis of Pre-Clinical/Non-Clinical/ Clinical data and 15 business days prior to submission to FDA

Alternatively, clinical draft study reports may be submitted 40 business days, and final reports submitted within 75 business days after database lock, provided submission to BARDA is still at least 15 days prior to FDA submission (“Alternative Schedule”)

(The CO and PO reserves the right to request within the period of performance a non-proprietary Study Report for distribution within the USG)

•    Contractor shall provide Draft and Final Pre-Clinical/Non-Clinical/ Clinical Study Reports to BARDA within 30 (draft) or 60 (final) calendar days after completion of each report. Clinical study reports may be provided via the Alternative Schedule.
•    Contractor will submit proposed Pre-Clinical/Non-Clinical/ Clinical Study Report to BARDA at least 15 business days prior to FDA Submission
•    If corrective action is required, The Contractor must address in writing all concerns raised by BARDA to the satisfaction of BARDA before FDA Submission
•    Contractor shall not proceed with any study report until BARDA gives its approval
•    Final FDA submissions shall be provided to BARDA concurrently or no later than 1 calendar day of its submission to CDER
1 Electronic Copy to PO and CO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
17.	Manufacturing Campaign Reports	Within 30 calendar days after receipt of batch records and 15 business days prior to submission to FDA
Contractor shall provide Manufacturing Campaign Reports to BARDA for review and edits prior to submission to FDA

(The CO and PO reserve the right to request within the period of performance a non-proprietary Manufacturing Campaign Reports for distribution within the USG)

•    Contractor will submit proposed Analysis Reports and Manufacturing Campaign Reports to BARDA at least 15 business days prior to FDA Submission.
•    If corrective action is required, the Contractor must address in writing all concerns raised by BARDA to the satisfaction of BARDA before FDA Submission
•    Contractor shall not proceed with any FDA submission until BARDA gives its approval
•    Final FDA submissions shall be submitted to BARDA concurrently or no later than one (1) calendar day after its submission to CDER
1 Electronic Copy to PO and CO
18.	FDA Meeting Notification	No later than 10 business days prior to the scheduled meeting
The contractor shall forward the dates and times of any meeting with the FDA to BARDA and arrange for appropriate BARDA staff to attend the FDA meetings. BARDA staff shall include up to a maximum of four people (PO, CO, and up to two (2) Subject Matter Experts (SME(s)).
				• Contractor must notify BARDA of an upcoming meeting with the FDA within 24 hours of scheduling the meeting with the FDA and no later than 10 business days prior to the scheduled meeting	1 Electronic Copy to PO and CO
19.	FDA Correspondence and Meeting Minutes	Within three (3) calendar days of receiving correspondence from the FDA	The contractor shall forward initial Contractor and CDER-issued draft minutes and final minutes of any meeting with the FDA to BARDA. All documents shall be duly marked as either 'Draft' or 'Final'.	• Contractor provides FDA correspondence and meeting minutes within three (3) calendar days of the meeting or correspondence	1 Electronic Copy to PO and CO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
20.	FDA Submissions	At least 15 business days prior to submission to FDA
The Contractor shall provide BARDA the opportunity to review and comment upon all draft regulatory documents before submission to the FDA. Contractors shall provide BARDA with an electronic copy of the final FDA submission. All documents shall be duly marked as either 'Draft' or 'Final'.

The Contractor must address in writing all concerns raised by BARDA to the satisfaction of BARDA before FDA submission.

•    Contractor will submit proposed FDA Meeting Briefing Packets to BARDA at least 15 business days prior to FDA submission
•    If corrective action is required, the Contractor must address in writing all concerns raised by BARDA staff to the satisfaction of BARDA before FDA submission
•    Final FDA submissions shall be submitted to BARDA concurrently or no later than one (1) calendar day of its submission to CDER
1 Electronic Copy to PO and CO
21.	FDA Audits	Within 10 business days of a scheduled audit or within 24 hours of an ad hoc site visits/audits if the FDA did not provide advanced notification
The Contractor shall notify the PO and CO within 24 hours of FDA's arrival to conduct site visits/audits by any regulatory agency. In the event of an FDA inspection which occurs as a result of this contract and for this product, or for any other FDA inspection that has the reasonable potential to impact the performance of this contract, the Contractor shall provide the BARDA with an exact copy (non-redacted of the FDA Form 483, and the Establishment Inspection Report (EIR). The contractor shall provide the PO and CO copies of the plan for addressing areas of non-conformance to FDA regulations for GLP, GMP, or GCP guidelines as identified in the audit report within 10 business days, status updates during the plans execution, and a copy of all final responses to the FDA. The Contractor shall also provide redacted copies of any FDA audit report received from subcontractors that occur as a result of this contract or for this product within three (3) calendar days of receiving correspondence from the FDA and/or third party. The Contractor shall make arrangements for a BARDA representative(s) to be present during the final debrief by the regulatory inspector.

•    The Contractor shall notify the PO and CO within 24 hours of all FDA arrivals to conduct site visits/audits by any regulatory agency
•    Contractor provides QA Audit Reports within 15 calendar days of the audit
•    The Contractor shall also provide copies of any FDA audit report received from subcontractors that occur as a result of this contract or for this product within three (3) calendar days of receiving correspondence from the FDA and/or third party.

1 Electronic Copy to PO and CO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
22.	QA Audit Reports	5 business days before report completion
The Contractor shall inform the PO and CO in advance of upcoming audits/site visits of subcontractors as part of the weekly communications, including goals and agenda. BARDA reserves the right to participate in the audit. Upon completion of the audit/site visit the Contractor shall provide a report capturing the findings, results and next steps in proceeding with the subcontractor. If action is requested of the subcontractor, details addressing areas of non-conformance to FDA regulations for GLP, GMP, or GCP guidelines, as identified in the audit report, must be provided to BARDA. The Contractor shall provide responses from the subcontractors to address these concerns and plans for corrective action execution
				• The Contractor shall inform the PO and CO 10 days in advance of upcoming audits/site visits of subcontractors • The Contractor shall notify the PO and CO within 5 business days of report completion	1 Electronic Copy to PO and CO
23.	BARDA Audit	Ad Hoc
The contractor shall accommodate for periodic or ad hoc site visits by BARDA. If BARDA, the Contractor or other parties identifies any issues during an audit, the Contractor shall capture the issues, identify potential solutions and provide a report to BARDA.

•    If BARDA, the Contractor or other parties identifies any issues during an audit, the Contractor shall capture the issues, identify potential solutions and provide a report to BARDA within 10 business days.
•    The PO and CO will review the deliverable and provide a response to the Contractor.
•    Once corrective action, approved by the CO, is completed, the Contractor will provide a final report to BARDA
1 Electronic Copy to PO and CO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
24.	Technical Documents	Within 10 business days upon request by CO/PO
Contractor shall provide PO and CO upon request with deliverables from the following contract funded activities: Process Development Reports, Assay Qualification Plan/Report, Assay Validation Plan/Report, Assay Technology Transfer Report, Batch Records, SOPs, Master Production Records, Certificate of Analysis

(The CO and PO reserves the right to request within the period of performance a non-proprietary Technical Documents for distribution within the USG)

•    Contractor provides deliverables within 15 calendar days of the completion of activities
•    If additional time is required, Contractor shall request additional time from BARDA on a per deliverable basis
•    If corrective action is required, the Contractor must address in writing concerns raised by BARDA
•    Contractor will submit proposed FDA Technical Documents to BARDA at least 15 business days prior to FDA submission
•    If corrective action is required the Contractor must address in writing all concerns raised by BARDA to the satisfaction of BARDA before FDA Submission
For Final Documents: 1 Electronic Copy to PO and CO
24.1	Clinical Study Interim Status Update	Every two weeks, if any changes since the previous update
Contractor shall provide PO with a status update of clinical studies that are actively enrolling patients by study site of: cumulative enrollment; new enrollments; activation or inactivation of study sites

•    Updates, to the extent they are available, will be presented during bi-weekly teleconferences
•    If no changes have occurred since the prior update only a simple statement that there is no new data is required
1 e- copy to PO contained in bi-weekly meeting materials
24.2	Clinical Study Status Update	Every month, if any changes since previous update
Contractor shall provide PO with a status update of clinical studies that are actively enrolling patients to include by study site: cumulative enrollment; new enrollments; screen failures; patients dropped from study; AE and SAEs; activation or inactivation of study sites; investigator appointments or changes; and status of IRB/IEC review/approval/renewal. Contractor will provide proposed format for BARDA PO review and approval

•    Update will be submitted by e-mail or other electronic format to be provided by BARDA by the end of the 5th business day of each new month
•    Updates, to the extent they are available, will be presented during bi-weekly teleconferences
•    If no changes have occurred since the prior update only a simple statement that there is no new data is required
1 Electronic copy to PO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
25.	Animal Model or Other Technology Transfer Package	Within 10 business days of request by CO/PO	Contractor shall provide Animal Model or Other Technology Transfer Package relevant data	• Contractor shall provide Animal Model or other Technology Transfer Package within 10 business days of request by CO/PO	1 Electronic Copy to PO and CO
26.	Raw Data or Data Analysis	Within 20 business days after receipt of request by CO/PO	Contractor shall provide Raw Data or Data Analysis for review by BARDA, if requested	• Contractor shall provide Raw Data or Data Analysis within 20 business days of request by CO/PO	1 Electronic Copy to PO and CO
27.	Samples of Therapeutics	Within 20 business days of request by CO/PO
Contractor shall provide samples of non-GMP candidate therapeutics and GMP material manufactured with contract funding to include raw material, Bulk Drug Substance (BDS), Final Drug Product (FDP) and/or labeled and packaged treatment courses. The request will state the type of material and the amount but it is not to exceed the equivalent of 250 treatment courses or its individual manufacturing equivalent. The Contractor will be advised by the CO how samples are to be packaged and where samples are to be shipped. It is acceptable to label material "Not for Clinical Use". BARDA reserves the right to request samples throughout the period of performance.

•    Contractor must submit samples of therapeutics within 20 business days of request by CO/PO.
•    The Contractor will be advised by the CO how samples are to be packaged and where samples are to be shipped.
CO will provide details upon request
28.	Publications	20 business days for manuscripts and 10 business days for abstracts	Any manuscript or scientific meeting abstract containing data generated under this contract must be submitted to BARDA for review prior to submission
•    Contractor must submit all manuscript or scientific meeting abstract to PO and CO within 20 business days for manuscripts and 10 business days for abstracts
•    The CO will respond with written comments within 10 business days for manuscripts and 5 business days for abstracts.
•    If corrective action is required, the Contractor must address in writing all concerns raised by BARDA to the satisfaction of BARDA before Submission.
•    Any Final submissions shall be submitted to BARDA concurrently or no later than one (1) calendar day of its submission
1 Electronic Copy to PO and CO

#	Type of Deliverable	Frequency/ time periods	Description of Deliverable	Reporting Procedures	Quantity/ Form
29.	Press Releases	5 business days prior to release	The Contractor agrees to accurately and factually represent the work conducted under this contract in all press releases
•    The Contractor shall ensure that the CO has received and approved an advanced copy of any press release to this contract not less than 5 business days prior to the issuance of the press release
•    If corrective action is required, the Contractor agrees to accurately and factually represent the work conducted under this contract in all press releases
•    Any final submissions shall be submitted to BARDA concurrently or no later than one (1) calendar day of its submission.
1 Electronic Copy to PO and CO
30.	Contract financing Report	No later than the 30th business day after the end of the reporting period	The Financial Report shall be submitted by the Contractor in accordance with the instructions set forth in section G.4 of this contract.
The Contractor shall provide the contract financing report no later than the 30th business day after the end of the reporting period in accordance with the instructions set forth in section G.4 of this contract.

Contract Milestones and GO/NO GO Decision Gates for Base and Option CLINs

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[***]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.